Exhibit 10.26

December 1, 2022

Jessica Ross

__________________________________________

_____________________

Dear Jessica:

I am delighted and enthusiastic to confirm Frontdoor’s offer of employment to you for the position of Senior Vice President and Chief Financial Officer, with a start date of December 30, 2022.  We have been impressed with your abilities and the range of your potential contributions, and we are looking forward to a fun and meaningful collaboration with you.

The details of your initial employment compensation and benefits package are attached.  To indicate your acceptance of this offer, please sign and date the enclosed acceptance letter and forward it to me by December 4, 2022.

You are joining Frontdoor at a very exciting stage of our company’s growth.  Our success hinges upon the people who make up our organization.  We anticipate that your unique skills and capabilities will play an important role in our efforts as we strive to continue to achieve and exceed our goals going forward.

On behalf of the entire team at Frontdoor, welcome aboard!

Kind regards,

/s/William C. Cobb

William Cobb

Chairman and Chief Executive Officer

Frontdoor, Inc.

EXHIBIT “A”

JESSICA ROSS

SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Reporting:	Position to report to the Chief Executive Officer of Frontdoor, Inc. (the “Corporation”)
Base Salary:	US$600,000 per annum
Employment Start Date:	December 30, 2022
Annual Incentive Plan (AIP):

90% of base salary target bonus under the AIP in accordance with the terms of the plan for similarly situated senior management team members. If employment start date is before October 31 of the current plan year, any bonus payable will be pro-rated and paid in accordance with plan guidelines.

Annual Equity Incentive Compensation:

Commencing in calendar year 2023 and each subsequent calendar year thereafter, you shall be eligible to be considered for annual participation in the Corporation’s stock incentive plan, with any awards to be made at the same time as similarly situated senior management team members and with the form and amount of the awards to be determined by the Compensation Committee.

For calendar year 2023, the aggregate annual equity award grant value for you will equal US$1,700,000, consisting of (i) US$850,000 in grant value in the form of restricted stock units (“2023 RSUs”) subject to vesting annually over three (3) years in equal installments commencing on the grant date, and (ii) US$850,000 in grant value in the form of performance equity award (“2023 Performance Award”) to be determined by the Compensation Committee in the same manner as similarly situated senior management team members. The 2023 RSUs and the 2023 Performance Award are expected to be granted in March 2023 at the same time annual awards are generally made to associates.

All awards are subject to vesting over time and/or Corporation performance, as well as continued employment, and shall be governed by the Corporation’s stock incentive plan documents and relevant agreements.

Sign-On Bonus:	US$775,000 sign-on bonus, payable within thirty (30) days of employment and subject to a sign-on bonus repayment agreement if you depart prior to the first anniversary of your employment start date.
Sign-On Equity Grant:

Grant value of US$100,000 under the Corporation’s stock incentive plan, consisting of US$100,000 in restricted stock units (“Sign-on RSUs”).  All Sign-on RSUs are subject to an annual vesting schedule over two years in equal installments commencing on your employment start date. Awards are subject to continued employment and shall be governed by the Corporation’s stock incentive plan documents and relevant agreements.

Paid Time Off:	In addition to the Corporation’s recognized holidays, you will be eligible to participate in the Corporation’s flexible time off program, as may be amended from time to time.
Health, Medical and Other Benefits:	Eligible to receive healthcare, medical benefits and other benefits customarily provided to U.S. employees of the Corporation, effective on the first day of the month following start date.
Frontdoor Profit Sharing and Retirement Plan:

Eligible to participate in the Corporation’s 401(k) plan. The 401(k) includes a company match equal to 100% of first 1% of employee contributions and 50 cents on the dollar for next 5% of employee contributions. Automatic employee enrollment in the 401(k) plan at 3% contribution rate after thirty 30 days of service.  The company match vests after two years of employment; employees are always 100% vested in their own contributions. Ability to increase, decrease or stop contributions are permitted at any time, subject to plan documents.

Temporary Housing:	If so desired, the Corporation shall provide you with corporate housing in the Memphis area and reasonable local transportation for the first six (6) months of your employment.
Relocation:

If you decide to relocate to the Memphis area within the first twenty-four (24) months of your employment, you will be eligible to receive an executive relocation package offered pursuant to the Corporation’s relocation policy in effect at such time for similarly situated executives.

Travel to Memphis or Other Business Locations:	Regular travel to Memphis or other business locations is expected as business needs require. When traveling for company business the Corporation’s travel and expense policies will apply.

Severance Benefits: (General)

Unless an executive severance plan or policy of the Corporation is in effect and otherwise applies to you, in the event that your employment with the Corporation is terminated at any time by the Corporation without “Cause” or by you for “Good Reason” (each as defined below), you will be entitled to receive the following (collectively, the “Severance Benefits”):

a)An amount equal to your annual base salary in effect at the time of your termination date;

b)An amount equal to your then current year’s annual incentive at target, pursuant to the terms of the then AIP;

c)An amount equal to your annual bonus earned with respect to the calendar year immediately prior to the year in which your termination occurs, to the extent not previously paid; plus if your termination date occurs on or after June 30 of the current calendar year, an amount equal to a pro rata portion of your then current year’s annual incentive based on actual Corporation performance pursuant to the terms of the then AIP and payable at the same time annual incentives are generally made to associates; and

d)Provided you make the necessary elections, reimbursement for your continued health coverage under the Corporation-sponsored health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), for up to twelve (12) months following the termination date;

The Severance Benefits described in (a) and (b) above shall be aggregated as a single sum and the sum shall be paid in 12 equal monthly installments over a 12-month period starting on the first practicable payroll date after the severance agreement has become irrevocable.  The Corporation’s severance agreement including customary releases and other customary provisions will be required to be executed by you prior to your receipt of any Severance Benefits.

“Cause” shall mean (i) your willful and continued failure to perform substantially your duties with the Corporation or any of its subsidiaries (other than any such failure resulting from your incapacity as a result of physical or mental illness) after a written demand for substantial performance specifying the manner in which you have not performed such duties is delivered to you by the person or entity that supervises or manages you, (ii) your engaging in willful and serious misconduct that is injurious to the Corporation or any of its subsidiaries, (iii) your commission of one or more acts of fraud or personal dishonesty resulting in or intended to result in personal enrichment at the expense of the Corporation or any of its subsidiaries, (iv) your substantial abusive use of alcohol, drugs or similar substances that, in the reasonable judgment of the Corporation, impairs your job performance, (v) your material violation of any Corporation policy that results in harm to the Corporation or any of its subsidiaries, or (vi) your indictment for or conviction of (or plea of guilty or nolo contendere to) a felony or of any crime (whether or not a felony) involving moral turpitude.

“Good Reason” shall mean, without your consent, (i) the reduction in any material respect in your position, authorities or responsibilities that you had with the Corporation, (ii) a material reduction in your annual rate of base salary, annual target cash bonus opportunity or annual target long-term incentive opportunity (other than pursuant to an across-the-board reduction applicable to all similarly situated senior management team members), (iii) the relocation of your principal place of employment by more than 50 miles from your then current place of employment, or (iv) the material breach of an existing agreement between the Corporation (or its subsidiaries or affiliates) and you;  provided, that any of the events described in clauses (i) – (iv) above shall constitute Good Reason only if the Corporation fails to cure such event within 30 days after receipt from you of written notice of the event that constitutes Good Reason; and provided,  further, that you shall cease to have a right to terminate due to any Good Reason event on the 90th day following the later of the occurrence of the event or your knowledge thereof, unless you have given the Corporation written notice thereof prior to such date.

Severance Benefits: (Change in Control – Double Trigger)

Unless an executive severance plan or policy of the Corporation is in effect and otherwise applies to you, in the event that your employment with the Corporation is terminated by the Corporation without “Cause” or by you for “Good Reason” (each as defined above), and such termination occurs in connection with or within the two-year period following a Change in Control (as defined in the Corporation’s 2018 Omnibus Incentive Plan, as amended from time to time), the Severance Benefits described in (a) and (b) above shall be doubled.

William Cobb

Chairman and Chief Executive Officer

Frontdoor,  Inc.

3400 Players Club Parkway, Suite 300

Memphis, TN 38103

Dear Bill:

This is to confirm my acceptance of the offer of conditional employment presented to me by Frontdoor, Inc. for the position of Senior Vice President and Chief Financial Officer (per the attached offer letter dated December 1, 2022).

I understand the offer of employment is contingent upon my successfully passing a criminal background check, as well as education verification, if applicable.  I further understand this offer is contingent upon the completion of a  verification of the facts I have provided to you on Frontdoor’s application for employment, if applicable, and for I-9 purposes.

I also understand this employment as Senior Vice President and Chief Financial Officer is contingent on my execution of the Frontdoor Noncompetition, Assignment of Work Product and Confidentiality Agreement and my agreement to utilize Frontdoor’s alternative dispute resolution program We Listen to resolve my work-related disputes/concerns and to arbitrate such disputes if they are not resolved.

My signature below confirms that I understand and agree to the contents of my offer letter (a copy of which I have attached).  I understand all employment compensation, including bonus and incentive payments, if applicable, will be subject to applicable withholding tax and payroll deductions.  I further understand Frontdoor reserves the right,  in its sole discretion and at any time, to revise, modify, suspend or withdraw any compensation, annual bonus or other incentive plans, as to participation level, payout metrics, eligibility, timing or other features of the plans.

I understand this letter does not constitute an employment contract.  I understand that my employment with Frontdoor is “at will” and that Frontdoor may terminate my employment at any time, with or without notice.  I understand that I am also free to terminate my employment at any time, for any reason, with or without notice.

I am pleased to accept the offer with Frontdoor, and I look forward to working with you.

/s/ Jessica Ross__________________12/1/2022___________

Jessica RossDate